Execution Version

SUBLEASE AGREEMENT

This Sublease Agreement (this “Agreement”) is made effective as of July 25, 2019 (the “Effective Date”), by and between SWABPLUS L.P., A CALIFORNIA LIMITED PARTNERSHIP (“Tenant”), and PURE BIOSCIENCE, INC., A DELAWARE CORPORATION (“Subtenant”). Tenant previously entered into that certain Commercial/Industrial Lease with HERMOSA PROPERTY, INC., A CALIFORNIA S CORPORATION (“Landlord”), dated February 22, 2008 (the “Master Lease”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Master Lease. Tenant wishes to now sublet the leased property to Subtenant and Subtenant wishes to sublet the leased property from Tenant. Tenant and Subtenant agree to the following sublease arrangement:

I.	PREMISES. Tenant, in consideration of the sublease payments described in this Agreement, sublets (this “Sublease”) to Subtenant that certain property which is described as follows: office space of approximately 636.25 square feet and industrial warehouse space of approximately 1,187.00 square feet.

The premises (the “Premises”) is located at the following address:

9669 Hermosa Avenue
Rancho Cucamonga, CA 91730

II.	TERM AND POSSESSION. The term of this Sublease will begin on July 25, 2019 at 12:01 A.M. and unless terminated sooner pursuant to the terms of this Agreement, will continue for the remainder of the term provided in the Master Lease. Subtenant’s tenancy will terminate on December 31, 2020 at 11:59 P.M., unless Landlord and Subtenant agree to sign another written agreement prior to the end of such tenancy providing for an additional tenancy term. Subtenant is not responsible for finding a replacement upon the termination of such tenancy.

III.	SUBLEASE PAYMENTS. Subtenant shall pay to Tenant sublease payments in the amount of Two Thousand Three Hundred Thirty-Two Dollars and Twenty-Five Cents ($2,332.25) per month.

(a)	Sublease payments shall be payable on the first (1st) day of each month. No holidays, special events, or weekends shall excuse Subtenant’s obligation to timely pay the sublease payments.

(b)	Subtenant may be required to pay prorated sublease payments from the beginning of this Sublease to the first full payment period. If Subtenant must pay prorated sublease payments, Subtenant shall pay such prorated amounts at the execution of this Agreement.

(c)	Sublease payments shall be made to Tenant at the following address:

9669 Hermosa Avenue
Rancho Cucamonga, CA 91730

This address may be changed from time to time. Subtenant will be informed in writing prior to the due date of that period’s Sublease payment if the payment location has changed.

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IV.	ADDITIONAL PAYMENTS. Subtenant also shall pay to Tenant, in the amounts payable pursuant to the terms of the Master Lease, (a) all costs related to operating, managing, insuring, repairing and maintaining the Premises, (b) all real property taxes and general assessments levied and assessed against the Premises, (c) all taxes assessed against and levied upon the trade fixtures, furnishings, equipment, and any and all other personal property of Subtenant contained in and on the Premises and (d) all other applicable charges required to be paid from time to time. The additional payments described in clauses (a) through (d) of the preceding sentence shall be payable on the first (1st) day of each month. No holidays, special events, or weekends shall excuse Subtenant’s obligation to timely pay the additional payments.

V.	NOTICES. Notices under this Sublease shall not be deemed valid unless given or served in writing and forwarded by mail, postage prepaid, addressed as follows to every interested party:

TENANT:	9669 Hermosa Avenue
Rancho Cucamonga, CA 91730

SUBTENANT:	9669 Hermosa Avenue
Rancho Cucamonga, CA 91730

LANDLORD:	1751 East Del Amo Boulevard
Carson, CA 90746

These addresses may be changed at will by any interested party. Any interested party changing its address shall provide written notice to the other interested parties as described above.

VI.	GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of California, without regard to the conflict of law principles thereof.

VII.	DISPUTE RESOLUTION. If a dispute arises during the term of this Sublease, the following actions shall take place:

(a)	If there is a dispute between any of the interested parties and such parties are unable to resolve such dispute through negotiations among such parties, all interested parties agree to resolve such dispute through non-binding mediation and an agreed-upon mediator.

(b)	If the interested parties are unable to resolve such dispute with the assistance of the mediator in thirty (30) days, such parties have the right to commence legal action in a court of competent jurisdiction or through binding arbitration. The decision of such court or arbitrator shall be legally binding upon all interested parties.

(c)	It is agreed that the costs involved in hiring the mediator shall be shared equally among the interested parties.

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VIII.	SEVERABILITY. In the event that any of the provisions of this Agreement are held to be invalid or unenforceable (in whole or in part), the other provisions of this Agreement will nevertheless continue to be valid and enforceable as though such invalid or unenforceable provisions of this Agreement (in whole or in part) had not been included in this Agreement.

IX.	WAIVER. No term or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the party against whom such waiver is claimed, and any waiver of any such term, condition or breach thereof shall not be deemed to be a waiver of any other term or condition or any other breach of the same or any other term or condition.

X.	AMENDMENT. This Agreement shall not be amended or modified except by a written agreement signed by Tenant and Subtenant.

XI.	COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

XII.	SUBLETTING. Subtenant shall not assign, transfer, or further sublet the Premises or any part of the Premises without the prior written consent of Tenant and Landlord.

XIII.	INCORPORATION OF MASTER LEASE. This Agreement is subject to the terms of the Master Lease with the same force and effect as if each provision of the Master Lease were incorporated into this Agreement, except as otherwise provided in this Agreement.

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IN WITNESS WHEREOF, Tenant and Subtenant have entered into this Sublease Agreement as of the Effective Date.

TENANT:

SWABPLUS L.P.

By:	/s/ Man To Ku
Name:	Man To Ku
Title:	General Partner

SUBTENANT:

PURE BIOSCIENCE, INC.

By:	/s/ Henry R. Lambert
Name:	Henry R. Lambert
Title:	Chief Executive Officer

ACKNOWLEDGED AND AGREED:

LANDLORD:

HERMOSA PROPERTY, INC.

By:	/s/ Tom Y. Lee
Name:	Tom Y. Lee
Title:	President

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